UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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THE HOUSTON EXPLORATION COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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THE HOUSTON EXPLORATION COMPANY
1100 Louisiana Street, Suite 2000
Houston, Texas 77002
March 17, 2006
TO OUR STOCKHOLDERS:
     We cordially invite you to attend the Annual Meeting (the “Annual Meeting”) of Stockholders of The Houston Exploration Company to be held on Friday, April 28, 2006, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010. The following items are enclosed with respect to our Annual Meeting:
•	Notice of the Annual Meeting

•	Proxy Statement

•	Proxy Card
     We encourage you to read all of the materials to learn about the business to come before the meeting. Your participation is important, regardless of the number of shares you own. To ensure your representation at the meeting, please promptly sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.
     We look forward to seeing you on April 28th.

Sincerely,

/s/ William G. Hargett

William G. Hargett
Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders
To Be Held
To the Stockholders of The Houston Exploration Company:
The Annual Meeting of Stockholders of The Houston Exploration Company will be held on Friday, April 28, 2006, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, for the following purposes:
1.	To elect eight directors to our Board of Directors to serve until our Annual Meeting in 2007;

2.	To ratify our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2006; and

3.	To consider any other business as may properly come before the meeting or any adjournments thereof.
     Only stockholders of record at the close of business on March 9, 2006 are entitled to notice of and to vote at the Annual Meeting.
     It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. Therefore, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as promptly as possible. We recommend that you complete and return a proxy even if you plan to attend the Annual Meeting; you will be free to revoke your proxy and vote in person at the meeting if you wish.

By Order of the Board of Directors,

/s/ Karol L. Adams

Karol L. Adams
Corporate Secretary
Houston, Texas
March 17, 2006

THE HOUSTON EXPLORATION COMPANY
1100 Louisiana Street, Suite 2000
Houston, Texas 77002
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2006
     The Board of Directors (the “Board”) of The Houston Exploration Company (the “Company”) is soliciting your proxy to be voted at the Annual Meeting of Stockholders to be held on Friday, April 28, 2006, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments of the Annual Meeting. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our” or the “Company,” we are describing The Houston Exploration Company.
SOLICITATION AND REVOCABILITY OF PROXIES
     If you complete and submit your proxy, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit a proxy but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:
•	FOR the election of the director nominees listed in “Proposal Number 1: Election of Directors” on page 3;

•	FOR ratification of our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2006 described in “Proposal Number 2: Ratification of Independent Public Accountants” on page 12.
     In addition, if other matters come before the Annual Meeting, the persons named as proxies have discretionary authority to vote on those matters in accordance with their best judgment. The Board of Directors is not currently aware of any other matters to come before the meeting.
     You have the right to revoke your proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice addressed to: Corporate Secretary, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. Your revocation of your proxy by written notice will be effective only if the Corporate Secretary receives the notice prior to the day of the Annual Meeting or the Inspector of Election receives the notice at the Annual Meeting.
     Our principal executive offices are located at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. We are mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy to our stockholders on or about March 17, 2006.
     In addition to the solicitation of proxies by use of this Proxy Statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or facsimile. We will not pay additional compensation to our directors, officers or employees for their solicitation efforts, but we will reimburse them for any out–of–pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We have retained Georgeson Shareholder Communications, Inc. to assist us in soliciting your proxy for an estimated fee of $7,500, plus reasonable out-of-pocket expenses. Georgeson will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of The Houston Exploration Company common stock. If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of The Houston Exploration Company common stock.

     We will bear all costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.
PURPOSES OF THE MEETING
     At the Annual Meeting, we will ask our stockholders to consider and act upon the following matters:
1.	Election of eight directors for the 2006 term ending at the Annual Meeting to be held in 2007;

2.	Ratification of our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2006; and

3.	Any other business as may properly come before the meeting or any adjournments thereof.
QUORUM AND VOTING
     Our Board of Directors has fixed the close of business on March 9, 2006 as the record date. Only stockholders of record as of the record date will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the record date, we had issued and outstanding 29,071,130 shares of common stock, par value $0.01 per share.
     Each holder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Stockholders may not vote shares of common stock cumulatively.
     The holders of a majority of the outstanding shares of common stock must be present, either in person or by proxy, to constitute a quorum at the Annual Meeting. We will count abstentions and broker non-votes for purposes of determining whether a quorum is present.
     Directors will be elected by a plurality of votes cast on Proposal Number 1. Consequently, withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors. All other proposals will be decided by a majority vote of the votes cast with respect thereto. Because abstentions are not counted as votes cast, they will have no effect on any vote, including as to the election of directors. Similarly, broker non-votes will have no effect on the vote. Under the current rules of the New York Stock Exchange (“NYSE”) in effect at the time of this Proxy Statement, if you hold your shares through a broker and fail to provide your broker with specific voting instructions, your broker is permitted to vote your shares on “routine” matters, which include the election of directors and the ratification of independent public accountants.
     Karol L. Adams and Steven L. Mueller will vote all forms of proxy that are properly completed, signed and returned prior to the Annual Meeting in accordance with their instructions, and in their discretion as to any other matters that may properly come before the meeting. You may revoke your form of proxy at anytime prior to closing of the polls at the Annual Meeting by any of the following methods:
•	Filing a written revocation with the Corporate Secretary;

•	Executing and returning a proxy bearing a later date; or

•	Attending the Annual Meeting in person and expressing a desire to vote your shares in person.
     The Bank of New York, our transfer agent and registrar, will act as Inspector of Election and preside over counting the votes.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
     Our Board of Directors is currently comprised of eight directors. The Board has nominated each of the eight persons named below for election to the Board for the 2006 term, which expires at the Annual Meeting of Stockholders to be held in 2007.
     If, at the time of or prior to the Annual Meeting, any of the nominees are unable or decline to serve, the persons named as proxies may use the discretionary authority provided in the proxy to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
Nominees for Election as Directors
     The names and professional backgrounds of the nominees for election at the Annual Meeting are set forth below.

Name	Age	Director Since
Robert B. Catell	69	1986
John U. Clarke	53	2003
David G. Elkins	64	1999
William G. Hargett	56	2001
Harold R. Logan, Jr.	61	2002
Thomas A. McKeever	62	2005
Stephen W. McKessy	68	2003
Donald C. Vaughn	70	1997
     Robert B. Catell has been a director since 1986 and served as Chairman of the Board of Directors from 1986 to June 2004. As a result of KeySpan Corporation’s reduced ownership in our stock in June 2004, KeySpan reduced its representation on our Board of Directors, and Mr. Catell resigned as Chairman of the Board, but continues to serve as a member of the Board. Mr. Catell is the Chairman and Chief Executive Officer of KeySpan Corporation, a publicly traded diversified energy provider, and has held this position since July 1998. Mr. Catell joined KeySpan’s subsidiary, The Brooklyn Union Gas Company, in 1958 and was elected Assistant Vice President in 1974, Vice President in 1977, Senior Vice President in 1981 and Executive Vice President in 1984. Mr. Catell was appointed Brooklyn Union’s Chief Operating Officer in 1986 and President in 1990. Mr. Catell served as President and Chief Executive Officer of Brooklyn Union from 1991 to 1996 when he was elected Chairman and Chief Executive Officer and held these positions until the formation of KeySpan in May 1998 through the combination of Brooklyn Union’s parent company, KeySpan Energy Corporation, and certain assets of Long Island Lighting Company. Mr. Catell serves on the Boards of Alberta Northeast Gas, Ltd., Keyera Facilities Income Fund, Edison Electric Institute, New York State Energy Research and Development Authority, Independence Community Bank Corp., the Business Council of New York State, Inc., The Partnership for New York City, and is Chairman of the Board of the Long Island Association. Mr. Catell received both his Bachelor’s and Master’s Degrees in Mechanical Engineering from City College of New York. He holds a Professional Engineer’s License in New York State, and attended Columbia University’s Executive Development Program and Harvard Business School’s Advanced Management Program.
     John U. Clarke became a director in December 2003. Since December 2004, Mr. Clarke has been Chairman and Chief Executive Officer of NATCO Group Inc., a publicly traded oil services and equipment company. From May 2001 to such time, Mr. Clarke was President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. Immediately prior to reestablishing the firm, Mr. Clarke was a managing director of SCF Partners, a private equity investment company focused on the oil and gas services and equipment sectors of the energy industry. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc. where he was also an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of a specialty energy practice group with Simmons & Company

International, a Houston-based investment banking firm. From 1995 to 1997, he served as president of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993 in various capacities, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a member of the Board of Directors of Harvest Natural Resources, a publicly traded international oil and gas company. He is also Chairman of the Board of Directors of FuelQuest, a privately held market service provider to the petroleum industry. He received a Bachelor of Arts Degree in Economics from the University of Texas in 1975 and Master of Business Administration from Southern Methodist University in 1976.
     David G. Elkins has been a director since July 1999. In January 2003, Mr. Elkins retired as President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a chemicals producing company. Sterling Chemicals commenced voluntary reorganization proceedings under Chapter 11 of the Bankruptcy Code in July 2001 and successfully emerged in December 2002. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews & Kurth L.L.P., where he specialized in corporate and business law, including mergers and acquisitions, securities law matters and corporate governance matters. Mr. Elkins serves as a director of ZiLOG, Inc. and Memorial Hermann Hospital System. He received his J.D. degree from Southern Methodist University in 1968.
     William G. Hargett was appointed President and Chief Executive Officer and a director in April 2001, and was appointed Chairman of the Board of Directors in June 2004. Prior to joining Houston Exploration, Mr. Hargett was a private investor. From May 1999 until August 2000, Mr. Hargett was President-North America of Santa Fe Snyder Corporation. Prior to that he was President and Chief Operating Officer and a director of Snyder Oil Corporation. Prior to joining Snyder Oil Corporation in April 1997, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian-based Western Mining Corporation, from 1994 to 1997, Amax Oil & Gas, Inc. from 1993 to 1994 and North Central Oil Corporation from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1988 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned a B.S. and an M.S. from the University of Alabama.
     Harold R. Logan, Jr. was appointed to our Board of Directors in December 2002. Mr. Logan is presently a Director and Chairman of the Finance Committee of the Board of Directors of TransMontaigne Inc. and from 1995 through 2002 he was the Chief Financial Officer, Executive Vice President and Treasurer and a Director of TransMontaigne. From 1985 to 1994, Mr. Logan was Senior Vice President/Finance and a Director of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas Corporation, Mr. Logan was with Dillon, Read & Co. Inc. and Rothschild, Inc. In addition, Mr. Logan is a Director of Suburban Propane Partners, L.P., Graphic Packaging Corporation, Rivington Capital Advisors LLC, and Hart Energy Publishing LLP. Mr. Logan received a B.S. in Economics from Oklahoma State University and an M.B.A. – Finance from Columbia University Graduate School of Business.
     Thomas A. McKeever was appointed to our Board of Directors in February 2005. Mr. McKeever is currently Chairman of Sempra Metals Group, a global metals trading business headquartered in London, where he has served in that position since February 2002. From July 2001 to January 2002, Mr. McKeever worked as a private consultant. From July 2000 to July 2001, he served as Vice Chairman of Enron Europe Limited, a subsidiary of Enron Corp., an integrated provider of products and services related to natural gas, electricity and communications, where he oversaw the integration of MG plc, a metals trading group listed on the London Stock Exchange, into Enron Europe. Mr. McKeever resigned from Enron Europe in July 2001. MG plc was spun off from Metallgesellschatf Group, a German-based metals and engineering group, in September 1999 via an initial public offering. Mr. McKeever served as Executive Chairman of MG plc until its acquisition by Enron Europe in July 2000. From 1994 until September 1999, Mr. McKeever worked in various capacities for the Metallgesellschaft Group. From 1977 to 1994, Mr. McKeever worked at AMAX, Inc., a global metals and energy producer. At AMAX he served in a variety of positions, including Executive Vice President and Board member. From 1973 to 1976, Mr. McKeever was employed at JWP, a utility holding company in Long Island, New York. From 1965 to 1972 Mr. McKeever worked at Arthur Andersen, New York. Mr. McKeever received a Bachelor of Science degree from Fordham University in 1965 and a Certified Public Accountant license from New York State in 1968.
     Stephen W. McKessy was elected to our Board of Directors in July 2003. Mr. McKessy is a retired partner of PricewaterhouseCoopers. He was admitted to the partnership as a tax partner and subsequently became the firm’s National Director of State and Local Taxes. Thereafter, and during his 37 years with the firm, he held various management positions. He was the Managing Partner of the Stamford Office and then became the Managing

Partner of the New York office and region. He was elected to the firm’s Executive Committee and became Deputy Chairman of U.S. operations. He concluded his career at the firm as Vice Chairman Client Services. He is a member of the Board of Directors of KeySpan Corporation where he serves as the Lead Director. He also serves on the Executive Committee, the Audit Committee and the Compensation & Management Development Committee. He graduated from St. John’s University in New York where he now serves as a member of the College of Business Administration Board of Advisors. He also serves as a director of the Greater New York Boy Scouts of America.
     Donald C. Vaughn has been a Director since 1997 and is retired Vice Chairman of Halliburton Company, a publicly traded oilfield services company, where he served in that capacity from the time Dresser Industries, Inc. merged with Halliburton in 1998 until his retirement on March 2001. Prior to the merger, Mr. Vaughn was President, Chief Operating Officer and member of the board of directors of Dresser starting in 1996. Prior to his appointment as President and Chief Operating Officer of Dresser, Mr. Vaughn served as Executive Vice President of Dresser, responsible for Dresser’s Petroleum Products and Services and Engineering Services Segment from November 1995 to December 1996; Senior Vice President of Operations of Dresser from January 1992 to November 1995; and Chairman, President and Chief Executive Officer of The M.W. Kellogg Company, an international engineering and construction company, from November 1983 to June 1996. Mr. Vaughn joined M.W. Kellogg in 1958 and is a registered Professional Engineer (inactive) in the State of Texas. He has been recognized as a distinguished engineering alumnus of Virginia Polytechnic Institute, from which he holds a B.S. in civil engineering. Mr. Vaughn serves as a director of SHAWCOR Ltd., a publicly traded Canadian oil service company.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES. FORMS OF PROXY EXECUTED AND RETURNED WILL BE VOTED FOR ALL EIGHT NOMINEES UNLESS THE FORM OF PROXY SPECIFIES OTHERWISE.
Director Compensation
     The Compensation and Management Development Committee periodically reviews the Company’s director compensation practices and compares them to the practices of the Company’s peers with the assistance of an independent outside consultant. In performing this review, the Committee focuses on ensuring that the Company’s non-management directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company’s stockholders. The Committee believes that the Company’s total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company’s non-employee directors.
     Effective as of January 1, 2006, each director who is not an employee or officer of the Company (“non-employee director”) receives an annual retainer of $40,000. Each non-employee director also receives $1,500 per Board meeting attended and $1,500 per committee meeting attended. Additionally, the chairman of the Audit Committee receives an additional annual retainer of $10,000 and all other committee chairmen receive an additional $5,000 annual retainer.
     Effective as of January 1, 2006, each non-employee director is no longer eligible to receive grants of nonqualified stock options. However, non-employee directors will continue to receive automatic grants of restricted stock each year, except that such grants will be made as of the date of the Company’s Annual Meeting of Stockholders and the number of shares received by each non-employee director will be calculated by dividing $100,000 by the closing price of the Company’s common stock on the date of grant, with a three-year vesting period. The grants are made under the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “2004 LTIP”).
     Prior to January 1, 2006, each non-employee director was paid an annual retainer of $30,000. Each non-employee director also received $1,500 per Board meeting attended and $1,000 per committee meeting attended. Additionally, the chairman of the Audit Committee received an additional annual retainer of $7,500 and all other committee chairmen received an additional $3,000 annual retainer. In addition to cash fees, prior to January 1, 2006, non-employee directors received automatic awards of stock options to purchase 2,000 shares of our common stock and were granted 2,000 shares of restricted common stock annually. Options granted to non-employee directors were priced at the fair market value of the underlying shares on the date of grant and were fully vested and exercisable when granted. With respect to restricted stock granted prior to January 1, 2006, transfer is restricted until the earlier of five years or termination by reason of death, disability or retirement from the Board.

     The Board has discretion to remove any transfer restrictions on restricted stock in the case of any other circumstance deemed appropriate by the Board.
     All retainers and meeting fees are payable in cash, but can be deferred at the option of the director under our Deferred Compensation Plan for Non-Employee Directors, which was amended in 2005 in order to comply with provisions added to the Internal Revenue Code by the American Jobs Creation Act of 2004. Deferred compensation earns interest at not less than the prime interest rate or, at the director’s election, is deemed to be invested in shares of phantom stock, without any voting or similar rights incident to ownership of our common stock, in accordance with such Deferred Compensation Plan.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     Our Board of Directors has adopted comprehensive Corporate Governance Guidelines, which were amended in January 2006, outlining the functions and responsibilities of the Board, and various processes and procedures designed to ensure effective and responsive corporate governance. The Company’s Nominating and Governance Committee reviews these guidelines periodically in response to changing regulatory requirements and best practices and revises them accordingly. Our Corporate Governance Guidelines are designed to conform to all rules and regulations of the NYSE and the Securities and Exchange Commission (“SEC”). Our Corporate Governance Guidelines are available under the “Corporate Governance” section of our website at www.houstonexploration.com and are also available upon request, without charge, by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.
Board Size and Composition
     Our Board of Directors is currently comprised of eight directors. The Board has nominated eight persons for election to the Board for the 2006 term, which expires at the Annual Meeting of Stockholders to be held in 2007.
Independence of Board Members
     To promote effective corporate governance, a majority of the members of our Board qualify as independent under criteria established by the NYSE. The Nominating and Governance Committee regularly reviews the independence and qualifications of each member of the Board and its various Committees. Directors are deemed independent only if the Board affirmatively determines that they have no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the NYSE and the SEC.
     As contemplated by NYSE listing standards, our Board adopted categorical standards to assist it in making independence determinations. A copy of the Board of Directors’ Standards of Independence is attached to this Proxy Statement as Appendix A and is available under the “Corporate Governance” section of our website at www.houstonexploration.com. These Independence Standards specify the relationships that the Board deems sufficiently material to create the presumption that a director is not independent. The presumption that any director is not independent may be overcome by the vote of a majority of the Board if, based on the totality of the facts and circumstances, the Board determines that the affected director’s relationship does not violate any applicable law or NYSE or SEC regulations and is not in fact material.
     Consistent with these considerations, after review of all relevant transactions and/or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that six of the current directors and nominees for election, Messrs. Clarke, Elkins, Logan, McKeever, McKessy, and Vaughn are independent. William G. Hargett, our Chairman, President and Chief Executive Officer, and Robert B. Catell are not independent. Mr. Catell serves as Chairman and Chief Executive Officer of KeySpan Corporation which, prior to November 24, 2004, owned at least 24% of our common stock. Notwithstanding that KeySpan has divested all of its holdings in the Company, under NYSE rules, Mr. Catell cannot be deemed independent until 2007, although Mr. Catell satisfies all other NYSE criteria relating to independence.

     John U. Clarke serves as Chairman and Chief Executive Officer of NATCO Group, a publicly traded oil field services and equipment company. During 2005, 2004 and 2003 we purchased services and supplies from NATCO for $1.3 million, $0.9 million and $1.1 million, respectively. These payments are below the materiality thresholds, for both The Houston Exploration Company and NATCO Group, as set forth in NYSE independence standards for at least the past four fiscal years and Mr. Clarke meets all requirements of the NYSE to be considered an independent director of our Company. After a review of the relevant information concerning these payments, the Board of Directors determined that they do not constitute a material relationship that affects Mr. Clarke’s independence.
Standing Committees of the Board of Directors
     Our Board of Directors has created four standing committees:
•	Audit Committee

•	Nominating and Governance Committee

•	Compensation and Management Development Committee

•	Executive Committee.
Committee Assignments and Meeting Attendance
     The following table reflects the members of each of the Board’s committees and the number of meetings during 2005:

COMPENSATION AND
		NOMINATING AND	MANAGEMENT
	AUDIT	GOVERNANCE	DEVELOPMENT	EXECUTIVE
Robert B. Catell				X
John U. Clarke* (1)	XX		X
David G. Elkins*	X	X
William G. Hargett				XX
Thomas A. McKeever*			X
Stephen W. McKessy*	X	X
Harold R. Logan, Jr.*	X	XX		X
Donald C. Vaughn*		X	XX

Number of Meetings Held in 2005	8	5	6	1

*	Independent Directors
(1)	Audit Committee Financial Expert

X Committee Member

XX Committee Chairman
Committee Functions
     Audit Committee
     The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices and related legal and regulatory compliance. In that connection, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accountants for the purposes of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee determines the independence of our independent public accountants, and our independent public accountants report directly to the Audit Committee, which also must review and pre-approve the current year’s audit and non-audit fees. The Committee has the authority to select, retain and/or replace as needed, consultants to provide independent advice to the Committee.

     The Audit Committee operates under a charter that is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com and also upon request, without charge, by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.
     The Audit Committee Charter prescribes the Committee’s responsibilities, which include the following:
•	Maintaining our compliance with legal and regulatory requirements relating to financial reporting accounting and controls

•	Overseeing our whistleblower procedures

•	Overseeing the pre-approval of audit fees

•	Appointing and overseeing our independent public accountants

•	Overseeing our internal audit function

•	Overseeing the integrity of our financial reporting processes, both internal and external

•	Assessing the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on our financial statements

•	Reviewing our earnings press releases and guidance

•	Performing an annual self-assessment of its effectiveness

•	Overseeing our risk analysis and risk management procedures

•	Resolving any disagreements between management and the independent public accountants regarding financial reporting.
     All members of the Audit Committee satisfy all NYSE criteria for independence and meet all financial literacy and other NYSE requirements for Committee service. The Board has determined that John U. Clarke is an “audit committee financial expert” as defined by the rules of the SEC.
     The Audit Committee’s report for 2005 appears on page 13 of this Proxy Statement under “Report of the Audit Committee of the Board of Directors.”
     Nominating and Governance Committee
     The Nominating and Governance Committee’s purpose is to assist the Board of Directors in promoting the interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices. In that connection, the Nominating and Governance Committee is responsible for establishing the standards and process for the selection of individuals to serve on the Board and developing and implementing policies and practices relating to corporate governance. The Nominating and Governance Committee operates under a charter that was amended in January 2006 and is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com or upon request, without charge, by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002. The Nominating and Governance Committee Charter prescribes the Committee’s responsibilities, which include the following:
•	Reviewing the independence of all Board and committee members on a regular basis

•	Recommending changes in the size or composition of the Board or any of its various committees

•	Reviewing our certificate of incorporation, bylaws, and committee charters, and recommending such amendments thereto as it may deem necessary or appropriate

•	Reviewing our Corporate Governance Guidelines and ensuring compliance with NYSE and SEC guidelines and regulations.

•	Overseeing the annual self-assessment performed by the Board and each committee

•	Receiving stockholder proposals and recommending action with respect thereto

•	Recommending such additional actions related to corporate governance matters as the Committee may deem necessary or appropriate from time to time.
     The Committee has the authority for the appointment, termination, compensation and oversight of special legal counsel, firms and other advisors and consultants to advise and assist the Committee in carrying out its responsibilities or exercising its powers.
     The Board of Directors has determined that all members of the Nominating and Governance Committee meet the NYSE standards for independence.
     Compensation and Management Development Committee
     The purpose of the Compensation and Management Development Committee is to be responsible for reviewing all aspects of development and compensation of our Board and executive officers. The Compensation and Management Development Committee operates pursuant to a charter that is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com or upon request, without charge, by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.
     The Compensation and Management Development Committee Charter prescribes the Committee’s responsibilities, which include the following:
•	Assisting the Board in developing and evaluating potential candidates for executive positions

•	Reviewing and approving on an annual basis the corporate goals and objectives with respect to the chief executive officer

•	Reviewing and approving on an annual basis the evaluation process and compensation structure for the Company’s executive officers

•	Reviewing the Company’s incentive compensation and other stock-based plans and recommending changes to such plans to the Board

•	Overseeing the establishment and administration of the Company’s benefit programs

•	Preparing and publishing an annual executive compensation report in the Company’s Proxy Statement.
     The Committee has the authority to retain compensation consultants, outside counsel and other advisors as the Committee deems appropriate in its sole discretion. In this regard, the Committee has retained Towers Perrin to act as an independent compensation consultant reporting directly to the Committee to advise and consult on compensation issues.
     The Board of Directors has determined that all members of the Compensation and Management Development Committee meet NYSE standards for independence.
     Executive Committee
     The Executive Committee is vested with all power and authority of the Board of Directors in the management or direction of our business and affairs during intervals when it is not practicable to assemble the entire Board, except as to those matters that are expressly reserved to the Board of Directors, delegated to another Committee or prohibited by the Restated Bylaws or applicable law.
Qualifications for Nominations to the Board of Directors
     The Nominating and Governance Committee independently identifies qualified candidates for nomination to the Board of Directors and evaluates, in the same manner as all other candidates, the qualifications of all candidates that stockholders properly recommend for nomination. All candidates are considered under the Qualifications for Nominations to the Board of Directors Policy which is attached to this Proxy Statement as Appendix B and is available under the “Corporate Governance” section of the Company’s website at

www.houstonexploration.com. In addition, the Company has an established process for the selection of nominees as described in Item 8 of the Corporate Governance Guidelines. Nominees are evaluated based on their background, experience and other relevant factors described in the Qualifications for Nominations to the Board of Directors Policy. Stockholders desiring to make Board of Director candidate recommendations for the 2006 Annual Meeting should have submitted such nominations between 120 and 150 days in advance of the first anniversary of the mailing of the previous year’s Proxy Statement in accordance with our Restated Bylaws and Corporate Governance Guidelines to: Corporate Secretary, The Houston Exploration Company, 1100 Louisiana St., Suite 2000, Houston, Texas 77002. No such recommendations were received.
     Commencing with the annual meeting of stockholders to be held in 2007, to be timely, a stockholder wishing to recommend candidates for our Board of Directors must submit such nomination so that it is received at our principal executive office not less than 60 days nor more than 90 days in advance of the first anniversary of the date of mailing of the Company’s proxy statement for the previous year in accordance with our Restated Bylaws and Corporate Governance Guidelines to: Corporate Secretary, The Houston Exploration Company, 1100 Louisiana St., Suite 2000, Houston, Texas 77002.
     Each of the current nominees for director listed under the caption “Proposal Number 1: Election of Directors” is an existing director standing for re-election. The Company has not paid any fee to a third-party to identify, evaluate, or assist in identifying or evaluating potential nominees. In connection with the 2006 Annual Meeting, the Nominating and Governance Committee did not receive any recommendation for a nominee proposed from any stockholder or group of stockholders.
Executive Sessions of the Board
     Our Corporate Governance Guidelines require our non-management directors to meet in executive session in conjunction with each of the Board’s regularly scheduled meetings and our independent directors to meet alone in special session at least once each calendar year. Executive sessions including only non-management directors are chaired by the Chairman of the Audit Committee, currently John U. Clarke. The Chairman of the Nominating and Governance Committee, currently Harold R. Logan, Jr., presides over executive sessions of only independent directors.
Director Orientation and Continuing Education
     The Board of Directors has adopted a Director Education Policy that encourages all directors to pursue formal ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board. Our Director Education Policy is available under the “Corporate Governance” section of our website at www.houstonexploration.com. The Nominating and Governance Committee is authorized to make such director educational recommendations to individual directors as the Committee deems in the best interests of effective stewardship and Board operation. The directors are provided with continuing education materials covering upcoming seminars and conferences.
Board of Directors’ Committee Meeting Attendance and Annual Meeting Attendance
     Our Corporate Governance Guidelines dictate that directors use all reasonable efforts to attend all meetings of stockholders, the Board and all Committees on which they serve unless impracticable or excused. During 2005, our Board of Directors met 16 times. All directors attended at least 75 percent of the aggregate number of meetings of our Board of Directors and meetings of Committees on which they served. In addition, all members of the Board attended the 2005 Annual Meeting of Stockholders.
Communications Between Stockholders and the Board of Directors
     Our Corporate Governance Guidelines permit stockholders to communicate in writing directly with our Board of Directors or individual Board members. Correspondence should be addressed to the intended recipient, c/o Corporate Secretary, The Houston Exploration Company, 1100 Louisiana, Suite 2000, Houston, Texas 77002.
     All communications received as described above and intended for the Board of Directors as a group or any director individually will be relayed to the appropriate directors.

Code of Business Conduct and Code of Ethics for Senior Financial Officers
     All of our employees, officers and directors are required to comply with the Company’s longstanding Code of Business Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Business Conduct covers all areas of professional conduct including:
•	Conflicts of interest

•	Customer relationships

•	Insider trading of our securities

•	Financial disclosure

•	Protection of confidential information

•	Strict legal and regulatory compliance.
Our employees, officers and directors are required to certify their compliance with our Code of Business Conduct Statement once each year.
     In addition to the Code of Business Conduct, all members of our senior financial management, including our Chief Executive Officer, have agreed in writing to our Code of Ethics for Senior Financial Officers, which prescribes additional ethical obligations pertinent to the integrity of our internal controls and financial reporting process, as well as the overall fairness of all financial disclosures.
     The full text of our Code of Business Conduct and the Code of Ethics for Senior Financial Officers, which were both amended in 2005, can be found under the “Corporate Governance” section of our website at www.houstonexploration.com, and a copy will be provided, without charge, upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.

PROPOSAL NUMBER 2:
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
     Our Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent public accountants to audit our accounts for the fiscal year ending December 31, 2006. Deloitte served as our independent public accountants for the fiscal year ended December 31, 2005. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight over the independent public accountants, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte to audit the books, records and accounts of the Company for the year ending December 31, 2006.
     If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at anytime during the year if it determines that such change would be in the best interest of our stockholders.
     Representatives of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
Fees Billed by Independent Public Accountants
     The following table provides a summary of fees for professional services performed by Deloitte for the audit of our financial statements for the years ended December 31, 2005 and 2004, together with fees billed for other services:

	Fees Paid		Fees Paid
Services Rendered	2005		2004
Audit fees	$693,750	(1)	$826,593	(2)
Audit related fees	126,103	(3)	63,898	(4)
Tax fees	—		—
All other fees	—		—

Total	$819,853		$890,491

(1)	Includes our annual financial statement audit including our Sarbanes-Oxley Section 404 Certification.

(2)	Includes (i) our annual financial statement audit — $275,000; (ii) review of our Sarbanes-Oxley Section 404 Certification — $340,130; and (iii) review of various Prospectus Supplements, Form S-3 Registration Statement and amended quarterly reports — $211,463.

(3)	Includes (i) the review of our annual Employee Incentive Compensation Bonus Plan calculation — $18,500; (ii) the audit of our 401(k) Plan — $22,000; (iii) review of a derivative transaction — $46,515; and (iv) review of various potential acquisitions and dispositions — $39,088.

(4)	Includes (i) the review of our annual Employee Incentive Compensation Bonus Plan calculation — $21,000; (ii) the audit of our 401(k) Plan — $26,250; and (iii) review of our accounting under Statements of Financials Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” — $16,648.
     The Audit Committee has reviewed the nature and scope of the services provided by Deloitte and considers the services provided to have been compatible with the maintenance of Deloitte’s independence throughout its service to our Company.
     The Audit Committee has determined that the scope of services to be provided by Deloitte in 2006 will generally be limited to audit and audit related services. The Audit Committee must expressly approve the provision of any services by Deloitte outside the scope of the foregoing services.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NUMBER 2. PROXIES EXECUTED AND RETURNED WILL BE VOTED “FOR” PROPOSAL NUMBER 2 UNLESS THE PROXY SPECIFIES OTHERWISE.

Pre-Approval Policies and Procedures
     The Audit Committee has adopted guidelines for the pre-approval of audit and permitted non-audit services by the Company’s independent public accountants. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent public accountants and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. The “Audit Fee Pre-Approval Policy” adopted by the Audit Committee is available under the “Corporate Governance” section of our website at www.houstonexploration.com. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chairman of the Audit Committee. The Chairman of the Audit Committee will report any specific approval of services at its next regular meeting. The Audit Committee will review a summary report detailing all services being provided to the Company by its independent public accountants. All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee under the Audit Fee Pre-Approval Policy and pursuant to Section 202 of the Sarbanes-Oxley Act of 2002.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices and related legal and regulatory compliance. In that connection, the Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the quarterly and annual financial statements of the Company; the compliance by the Company with legal and regulatory requirements; the selection, and annual review of independence, qualifications, performance and compensation of the Company’s independent public accountants; the performance of the Company’s internal audit function; the review and pre-approval of the current year audit and non-audit fees; compliance with the business practices and ethical standards of the Company; and overseeing the Company’s risk analysis and risk management. The Audit Committee also performs an annual self-assessment of its effectiveness and reviews its charter annually. This is a report on the Audit Committee’s activities relating to the year ended December 31, 2005.
     The Audit Committee is composed of four independent directors. The Board of Directors has made a determination that each member of the Audit Committee is independent and financially literate as required by the Sarbanes-Oxley Act of 2002 and applicable SEC and NYSE rules. The Board has also determined that one or more members of the Audit Committee has accounting or related financial management expertise. The Board determined that Mr. John U. Clarke is an “audit committee financial expert” as defined by rules of the SEC.
     The Audit Committee operates pursuant to a charter that can be found on the Company’s website at www.houstonexploration.com under the “Corporate Governance” section. In addition, a copy of the Audit Committee Charter will be provided, without charge, upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.
     As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including the issue of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or the Company’s independent public accountants are in fact “independent.”

     The Committee met eight times during 2005. At least once each quarter the Committee meets in executive sessions with the Company’s independent public accountants without the presence of the Company’s management.
     In performing its oversight function, the Committee reviews and discusses with management and the independent public accountants the annual audited financial statements and quarterly operating results prior to their issuance. During 2005, management advised the Committee that the financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented. The Committee has received the written disclosures from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and has discussed such independence with the independent public accountants. The Committee also reviewed the requirements and the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.
     Based on its reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
     The following members of the Audit Committee have given this report:
John U. Clarke – Chairman
David G. Elkins – Committee Member
Harold R. Logan, Jr. – Committee Member
Stephen W. McKessy – Committee Member
     This report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Audit Committee Report by reference, and will not otherwise be deemed filed under those Acts.

EXECUTIVE MANAGEMENT
Executive Officers
     The following information concerns our executive officers as of March 17, 2006, including the business experience of each during the past five years:

		Executive
Name	Age	Since	Office
William G. Hargett	56	2001	Chairman, President and Chief Executive Officer
Steven L. Mueller	53	2001	Executive Vice President and Chief Operating Officer
Robert T. Ray	45	2006	Senior Vice President and Chief Financial Officer
Roger B. Rice	61	2002	Senior Vice President – Administration
Jeffrey B. Sherrick	52	2005	Senior Vice President – Business Development
John E. Bergeron, Jr.	48	2005	Vice President and General Manager –Southern Division
Joanne C. Hresko	44	2004	Vice President and General Manager – Northern Division
James F. Westmoreland	50	1986	Vice President and Chief Accounting Officer
     William G. Hargett was appointed President and Chief Executive Officer and a Director in April 2001 and was appointed Chairman of the Board of Directors in June 2004. Prior to joining Houston Exploration and from September 2000, Mr. Hargett was a private investor. From May 5, 1999 until August 29, 2000, Mr. Hargett was President-North America of Santa Fe Snyder Corporation. Prior to that he was President and Chief Operating Officer and a director of Snyder Oil Corporation. Prior to joining Snyder Oil Corporation in April of 1997, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian-based Western Mining Corporation from 1994 to 1997, Amax Oil & Gas, Inc. from 1993 to 1994 and North Central Oil Corporation from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1988 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned a B.S. and an M.S. from the University of Alabama.
     Steven L. Mueller was appointed Executive Vice President and Chief Operating Officer in November 2004. Mr. Mueller joined the Company in 2001 as Senior Vice President and General Manager - Onshore Division. Immediately prior to joining Houston Exploration, Mr. Mueller had been Senior Vice President — Exploration and Production for Belco Oil and Gas Corp. Mr. Mueller joined Belco Oil and Gas Corp. in 1996 and held various senior management positions involving oil and gas exploration. From 1992 to 1996 Mr. Mueller was Exploitation Vice President for American Exploration Company. From 1988 to 1992, Mr. Mueller was Exploration Manager — South Louisiana for Fina Oil and Chemical Company. Mr. Mueller began his career with Tenneco Oil Corporation in 1975 and held various geological and engineering positions with Tenneco from 1975 to 1988. Mr. Mueller received his B.S. in Geological Engineering from the Colorado School of Mines in 1975.
     Robert T. Ray was appointed Senior Vice President and Chief Financial Officer on January 18, 2006. Prior to joining Houston Exploration, Mr. Ray was employed as Senior Vice President, Chief Financial Officer and Treasurer of Group 1 Automotive, a Fortune 500 automotive retailer from May 2004 to December 2005. Prior to joining Group 1 Automotive, Mr. Ray worked for more than 13 years at Dynegy Inc., a Houston-based energy company, holding several senior positions in finance and corporate development. From December 2002 through May 2004, he served as Dynegy’s Senior Vice President and Treasurer with responsibility for all corporate finance, treasury, credit, insurance and trust investment activities. Mr. Ray served as Dynegy’s Senior Vice President-Corporate Development from September 2002 through December 2002; Vice President-Strategic Investments from August 2000 through September 2002; Vice President-Corporate Finance from October 1999 through August 2000; and Assistant Treasurer from January 1994 through October 1999. From January 1991 through January 1994, Mr. Ray was responsible for Dynegy’s financial planning and analysis activities. Finally, Mr. Ray’s prior work experience also includes positions in banking, public accounting and petroleum engineering. Mr. Ray received a bachelor’s degree in petroleum engineering from The University of Texas at Austin and master’s degrees in finance and accounting from the University of Houston.
     Roger B. Rice was appointed Senior Vice President of Administration in November 2004. Mr. Rice joined the Company as Vice President – Human Resources and Administration in 2002. Prior to that, Mr. Rice worked as a paid consultant for Houston Exploration since June 2001. From January 2001 to June 2001, Mr. Rice was a private management consultant and oil and gas investor. From December 1998 to December 2000, Mr. Rice was Vice President and General Manager for Santa Fe Snyder Corporation, where he was responsible for all onshore exploration and production activities in Texas and New Mexico. Mr. Rice had been Vice President — Human Resources with Snyder Oil Corporation from 1997 until its merger with Santa Fe Resources in 1999. From 1992 to 1997, Mr. Rice was Vice President Human Resources and Administration for Apache Corporation. From 1989 to 1992, he was Managing Consultant with Barton Raben, Inc., an executive search and consulting firm specializing in the energy industry. Previously, Mr. Rice was Vice President Administration for The Superior Oil Company and held various management positions with Shell Oil Company. He earned his B.A. and M.B.A. from Texas Technological University.
     Jeffrey B. Sherrick was appointed Senior Vice President of Corporate Development in April 2005. Immediately prior to joining Houston Exploration, Mr. Sherrick was self-employed working in the energy industry. From February 2004 to December 2004, Mr. Sherrick served as Senior Vice President, Production and Non-Regulated Services for El Paso Production Company, an exploration and production company and a wholly-owned subsidiary of El Paso Corporation. . From August 2003 until February 2004, Mr. Sherrick was self-employed. From March 2003 to August 2003, Mr. Sherrick was President and Chief Executive Officer of EVP Oil & Gas (formerly Energy Virtual Partners), a privately held company providing asset management services to major oil and gas producers. From January 2003 until joining EVP Oil and Gas in March 2003, Mr. Sherrick was self-employed. From August 1999 to December 2002, Mr. Sherrick was Chairman and Chief Executive Officer of Enron Global Exploration Production, Inc., a wholly-owned subsidiary of Enron Corp., which was engaged in the international exploration and development of natural gas and oil. Prior to that time, Mr. Sherrick held various management positions with Enron Oil & Gas Company. Prior to that time, Mr. Sherrick received a B.S. in Petroleum Engineering from Marietta College in Marietta, Ohio.
     John E. Bergeron Jr., Vice President and General Manager — Southern Division, is responsible for all aspects of the Company’s South Texas and Gulf Coast operations. Mr. Bergeron joined the Company as Vice President and General Manager — Offshore Division in March 2005. From June 1995 until his employment with Houston Exploration, Mr. Bergeron worked for Fina Oil and Chemical Company, which was subsequently acquired by Total E&P USA Inc. While at Total, he served as the Quality Manager from August 2004 until March 2005, overseeing management systems and operational improvements for the organization’s operations. From November 2002 until August 2004, he was Manager of Total’s exploration operations at Alaska’s North Slope. From January 2000 until November 2002, he served as Deputy & Manager of Total’s U.S. onshore development operations, and from October 1996 until January 2000, he was the Engineering Manager of the Development Division. He has also held positions at Southwest Royalties, Inc., Fina Oil and Chemical, Tenneco Oil Company and Gulf Oil Corporation. Mr. Bergeron is a licensed Professional Engineer in the State of Texas and received a bachelor’s degree in petroleum engineering from The University of Texas at Austin.
     Joanne C. Hresko, Vice President and General Manager – Northern Division, is responsible for the Company’s operations in the Rockies, Arkoma and East Texas areas. Ms. Hresko was appointed Vice President and General Manager — Onshore Division in November 2004. Ms. Hresko joined the Company in 1992 as operations manager and has supervised the exploration and production operations for the onshore region for the past several years. Prior to joining Houston Exploration, she worked at Tex/Con Oil & Gas Company, a subsidiary of BP Exploration. Ms. Hresko received both a bachelor’s and master’s degree in petroleum engineering from Texas A&M University.
     James F. Westmoreland has been Vice President and Chief Accounting Officer since October 1995, and also held the title of Corporate Secretary from October 1995 until January 2003. Prior to that, Mr. Westmoreland was Vice President and Comptroller from 1986 to 1995. Mr. Westmoreland was supervisor of natural gas and oil accounting at Seagull Energy Corp. from 1983 to 1986. Mr. Westmoreland holds a B.B.A. in Accounting from the University of Houston.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS
     The Compensation and Management Development Committee of our Board of Directors currently consists of John U. Clarke, Thomas A. McKeever and Donald C. Vaughn, none of whom is an employee of The Houston Exploration Company. The Compensation and Management Development Committee is responsible for evaluating the performance of management, determining the compensation for our officers, employees and agents, and administering our benefit and equity plans under which we may make grants or awards to our employees or provide other assistance to any of our employees. The Committee has the authority to retain such compensation consultants, outside counsel and other advisors as the Committee deems appropriate in its sole discretion.
     The Committee has furnished the following report on executive compensation for 2005:
     Compensation Policies for Executive Officers
     The Compensation and Management Development Committee has developed a multifaceted executive compensation program designed to achieve three goals:
•	Attract and retain key executives responsible for our continued growth and profitability

•	Motivate management to enhance long-term stockholder value

•	Correlate a substantial portion of management’s compensation to measurable performance.
     In order to accomplish these goals, the Committee structured a compensation program based on three components of remuneration consisting of:
•	A defined base salary that reflects the experience, responsibilities and contribution of each individual executive officer

•	An annual incentive compensation bonus opportunity tied to achievement of various corporate goals or milestones that are pre-established by the Committee

•	Long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and our stockholders.
     The Committee believes that its current compensation practice of granting a combination of stock options and restricted stock creates significant ownership levels among our officer group. While continuing its policy of annual grants of options and restricted stock, the Committee has recommended stock ownership levels to all executive officers. Restricted stock, stock owned outright and stock held in Company savings plans, applies toward the recommended target levels of ownership. Under these newly established guidelines, individuals have a five-year period to achieve ownership of stock valued at the recommended target ownership levels as outlined below:

Ownership Target
as a
Officer	Multiple of Annual Salary

President & CEO	5
Executive Vice President & COO	3
Senior Vice Presidents	2
Vice Presidents	1
Individuals who do not achieve compliance with these recommendations within the prescribed time frame will be asked to discuss their ownership levels with the CEO and to develop a plan for achieving compliance.

     The Committee’s policy is to structure executive compensation so that total cash compensation represents roughly one-half of each executive’s total annual compensation and that the remaining portion be derived from the performance- based components, either in the form of bonus opportunity or stock-based incentive awards.
     As a general principle, the Committee sets the value of each executive’s total annual compensation package — inclusive of base salary, incentive bonus and stock based incentive awards — at the fiftieth percentile of similarly situated executives in a comparable, peer group of companies in the exploration and production industry. This peer group includes the same companies comprising the peer group reflected in the performance graph in this Proxy Statement. Annually, the Committee retains the independent executive compensation firm of Towers Perrin to review our compensation program, objectively define the responsibilities of each executive, advise us on appropriate peer group composition, and provide a statistical compensation comparison.
     At hiring, base compensation is initially established for each executive through negotiation and is reflected in the executive’s employment agreement. Thereafter, the Committee annually reviews each executive’s base compensation based on a number of factors, both quantitative, including a detailed organizational and competitive analyses performed by Towers Perrin, and qualitative, including the Committee’s perception of the executive’s experience and contribution. The Committee does not assign any pre-determined weight to any factors in its annual review process and deviates from the fiftieth percentile policy in individual cases when market conditions or other factors warrant.
     In addition to base compensation, the Committee provides each executive the opportunity to earn an additional cash incentive compensation bonus based on the achievement of pre-determined operating or financial results established annually by the Committee relating to such metrics as reserve additions, finding cost and cash flow from operations. Each executive’s bonus opportunity is initially reflected in the executive’s employment agreement and subsequently reviewed annually. Currently, the Committee has set the bonus opportunity for the CEO at 85% of annual earned salary, for the COO at 65% of annual earned salary and for other executives at 55% of their respective earned salary for the year.
     Our executive officers are also eligible to receive long-term stock-based incentive awards under the 2004 LTIP, as a means of providing management with a continuing proprietary interest in the Company. The determination of these grants will be determined by the Committee each year based on competitive market data. These grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for these employees to achieve and maintain high levels of performance. Stock options and restricted stock enhance our ability to attract and retain the services of qualified individuals.
     Chief Executive Compensation
     Effective April 4, 2001, Mr. Hargett became our Chief Executive Officer and President. On that date, we entered into an employment agreement with Mr. Hargett, which was amended on May 17, 2002. On February 8, 2005, we amended and restated our employment agreement with Mr. Hargett. By entering into the amended and restated employment agreement, Mr. Hargett waived a number of rights under his prior employment agreement with us, including, among others, the right to receive a significant transaction bonus upon the occurrence of certain corporate transactions, the right to receive severance following a change of control of the Company absent actual termination or “good reason,” and the right to guaranteed annual stock option grants and incentive compensation bonuses, which matters will now be left to the discretion of our independent Compensation and Management Development Committee. Our amended and restated agreement with Mr. Hargett also contains expanded non-competition provisions. In consideration of Mr. Hargett’s entering into the amended and restated agreement and conceding these benefits, we agreed to pay Mr. Hargett a one-time, lump sum payment of $4,220,043.

     For the year ended December 31, 2005, Mr. Hargett’s annual compensation was comprised of:
•	A base salary of $500,000 per year until September 30, 2005, which was increased effective October 1, 2005 to $525,000 per year. This increase was based upon his performance and competitive assessments provided by Towers Perrin. For 2005, Mr. Hargett earned a total salary of $506,200.

•	An annual incentive cash bonus of 85% of earned salary if certain pre-established operating and financial targets were achieved for the year. For 2005, the Company and Mr. Hargett successfully attained 79% of the targeted goals and objectives, in accordance with the pre-established targets, and therefore, Mr. Hargett received a cash bonus of $340,807. Mr. Hargett’s year-end earned salary of $506,200 was used in calculating his bonus award for 2005 in accordance with the terms of his employment agreement.

•	A long-term stock-based incentive award of 38,000 non-qualified stock options granted on October 25, 2005 at an exercise price of $54.18 per share, the closing price of our common stock as reported by the NYSE on the date of grant. Mr. Hargett’s 2005 stock option grant was made pursuant to the terms of the 2004 LTIP. The options expire 10 years from the grant date and vest in one-third increments on each of the first three anniversaries of the grant date. Mr. Hargett was also awarded 17,000 shares of restricted stock under the 2004 LTIP that are subject to transfer restrictions that generally expire in 2008 as set forth in the award agreement.
     Section 162(m) of the Internal Revenue Code of 1986, as amended
     Section 162(m) of the Code, added by the Revenue Reconciliation Act of 1993, places a $1 million per executive cap on the deductible compensation that can be paid to executives of publicly-traded corporations each year. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit if certain requirements are satisfied. Although our compensation policy is generally designed to correlate compensation to performance, certain payments may not meet Code requirements because they allow our Committee and Board to exercise discretion in setting compensation. Generally, stock options will qualify as performance based compensation. The Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.
     The following members of the Compensation and Management Development Committee have given this report:
Donald C. Vaughn – Chairman
John U. Clarke – Committee Member
Thomas A. McKeever – Committee Member
     This report of the Compensation and Management Development Committee is not deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and is not otherwise deemed filed under these Acts.
Compensation Committee Interlocks and Insider Participation
     The Company’s Compensation and Management Development Committee consists of Messrs. John U. Clarke, Thomas A. McKeever and Donald C. Vaughn. None of the Committee members has served as an officer of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company’s Board of Directors.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth summary information concerning the compensation we paid or accrued during each of the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers and one former executive officer (collectively, the “Named Executive Officers”):

					Long-Term Compensation
					Restricted		Securities
		Annual Compensation(1)			Stock		Underlying	LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonus($)		Awards($)(2)		Options(#)(3)	Payouts($)	Compensation($)(4)

William G. Hargett	2005	$506,200	$340,807		$921,060		38,000	$—	$4,356,387	(5)
Chairman, President and Chief	2004	485,000	3,817,300	(6)	769,080		27,000	—	117,400
Executive Officer	2003	457,500	387,072		—		67,900	—	105,860

Steven L. Mueller	2005	$312,500	$160,875		696,030	(5)	13,000	$—	$431,811	(5)
Executive Vice President and Chief	2004	273,700	368,870	(6)	236,640		9,000	—	63,600
Operating Officer	2003	250,000	167,904		—		20,300	—	77,238	(7)

James F. Westmoreland	2005	$248,500	$108,246		413,768	(5)	4,000	$—	$379,800	(5),(8)
Vice President and Chief Accounting	2004	240,700	249,973	(6)	118,320		5,000	—	63,400	(8)
Officer	2003	235,583	151,430		—		13,600	—	78,612	(8)

Roger B. Rice	2005	$243,000	$105,850		460,700	(5)	7,000	$—	$344,349	(5)
Senior Vice President, Administration	2004	232,500	320,096	(6)	177,480		6,000	—	55,700
	2003	211,250	145,900		—		14,900	—	50,500

Jeffrey B. Sherrick(9)	2005	$203,580	$113,679	(10)	684,075	(9)	29,000 (9)	$—	$35,616
Senior Vice President, Corporate	2004	—	—		—			—	—
Development	2003	—	—		—			—	—

John H. Karnes(11)	2005	$286,000	$130,135		1,000,845	(5)	11,000	$—	$1,557,707	(12)
Former Senior Vice President and	2004	287,500	639,805	(6)	295,800		11,000	—	66,900
Chief Financial Officer	2003	277,501	180,576		—		30,900	—	87,511	(7)

(1)	Annual compensation amounts exclude perquisites and other personal benefits because the compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.

(2)	On October 25, 2005, the Company issued to each executive officer, pursuant to his or her existing employment agreement with the Company, a restricted stock award at $54.18 per share, which is subject to transfer restrictions that expire in 2008 (or sooner in certain instances, as described in the 2004 LTIP). On October 22, 2004, the Company issued to each executive officer, pursuant to his existing employment agreement with the Company, a restricted stock award at $59.16 per share, which is subject to transfer restrictions that expire in 2009 (or sooner in certain instances, as described in the 2004 LTIP). These awards were issued pursuant to the 2004 LTIP.

(3)	On October 25, 2005, the Company issued to each executive officer, pursuant to his or her existing employment agreement with the Company, a stock option award with a grant price of $54.18 per share. On October 22, 2004, the Company issued to each executive officer, pursuant to his existing employment agreement with the Company a stock option award with a grant price of $59.16 per share. These awards were issued pursuant to the 2004 LTIP. On October 21, 2003, the Company issued to each executive officer, pursuant to his existing employment agreement with the company, a stock option award with a grant price of $35.62 per share. These awards were issued pursuant to the Amended and Restated 2002 Long-Term Incentive Plan.

(4)	Includes matching contributions we made under our 401(k) Plan and Deferred Compensation Plan and car allowances of $8,400 to each Named Executive Officer.

(5)	Includes payments made in February 2005 in consideration of entering into the amended and restated employment agreements and foregoing certain rights. We paid Mr. Hargett $4,220,043 in cash, paid Mr. Mueller $353,866 in cash and granted him 6,553 shares of restricted stock; granted Mr. Karnes 12,892 shares of restricted stock; paid Mr. Westmoreland, $291,300 in cash and granted him 5,394 shares of restricted stock; and paid Mr. Rice, $284,349 in cash and granted him 5,266 shares of restricted stock. The restricted stock will vest over a period of five years in accordance with the terms of the amended and restated employment agreements and the terms of the 2004 LTIP, at that time (see “Transactions Between the Company and Management” beginning on page 25 of this Proxy Statement).

(6)	Bonus amounts for 2004 include a Board approved special bonus paid in June 2004 in connection with the consummation of an asset exchange transaction in June 2004 with KeySpan pursuant to which we redeemed and cancelled 10,800,000 shares of our common stock owned by KeySpan in exchange for all the stock of Seneca-Upshur Petroleum, Inc., our wholly-owned subsidiary, to which we contributed all of our Appalachian Basin assets and $389 million in cash. Bonus amounts were: $3,300,000 for Mr. Hargett; $400,000 for Mr. Karnes; $125,000 each for Messrs. Mueller and Rice; and $50,000 for Mr. Westmoreland.

(7)	Mr. Karnes and Mr. Mueller were reimbursed in 2003 for relocation expenses pursuant to their employment agreements, as well as for the federal income tax they incurred as a result of the reimbursements for a total of $39,424 for Mr. Karnes and $19,216 for Mr. Mueller.

(8)	Includes distributions attributable to overriding royalty interests in our properties paid to Mr. Westmoreland of $31,100, $9,000 and $25,400, respectively, for 2005, 2004 and 2003.

(9)	Mr. Sherrick commenced his employment with the Company effective April 11, 2005, and was awarded 7,500 shares of restricted stock at $55.09 per share, and 20,000 stock options at a grant price of $55.09 per share.

(10)	Includes a sign on bonus of $25,000 on April 11, 2005.

(11)	Effective as of December 8, 2005, Mr. Karnes resigned as Senior Vice President and Chief Financial Officer and all restricted stock and stock options held by Mr. Karnes became vested and fully exercisable effective December 8, 2005 pursuant to the terms of his separation agreement.

(12)	Includes a lump sum payment of $1,485,657 pursuant to the terms of Mr. Karnes’ separation agreement.
Options Granted in 2005
     The following table provides certain information with respect to options granted to the Named Executive Officers during 2005 under the 2004 LTIP. We have not issued any stock appreciation rights to the Named Executive Officers.

	Individual Grants
		Percent of
		Total
	Number of	Options			Potential Realizable Value
	Securities	Granted to			at Assumed Annual
	Underlying	Employees	Exercise or		Rates of Stock Price
	Options	in Fiscal	Base Price	Expiration	Appreciation for Option Term(1)
Name	Granted(#)(2)	Year	($/Sh)	Date	5% ($)	10% ($)
William G. Hargett	38,000	11.01%	$54.18	10/25/2015	$1,294,793	$3,281,261
Steven L. Mueller	13,000	3.77%	$54.18	10/25/2015	$442,956	$1,122,537
James F. Westmoreland	4,000	1.16%	$54.18	10/25/2015	$136,294	$345,396
Roger B. Rice	7,000	2.03%	$54.18	10/25/2015	$238,515	$604,443
Jeffrey B. Sherrick (3)	20,000	5.79%	$55.09	04/11/2015	$692,916	$1,755,985
Jeffrey B. Sherrick	9,000	2.61%	$54.18	10/25/2015	$306,662	$777,141
John H. Karnes (4)	11,000	3.19%	$54.18	12/08/2006	$29,799	$59,598

(1)	The SEC requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

(2)	On October 25, 2005, the Company issued to each executive officer, pursuant to his or her existing employment agreement with the Company, a stock option award with a grant price of $54.18.

(3)	Mr. Sherrick also received an initial option grant of 20,000 shares of stock options on April 11, 2005 upon commencement of his employment with the Company.

(4)	Effective December 8, 2005, Mr. Karnes resigned as Senior Vice President and Chief Financial Officer. All restricted stock and stock options held by Mr. Karnes became vested and fully exercisable effective December 8, 2005 pursuant to the terms of his separation agreement.
Aggregated Options Exercised in 2005 and Fiscal Year-End Option Values
     The following table provides information regarding stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2005, the number of shares of common stock underlying unexercised options held by each Named Executive Officer as of the end of 2005, and the value, based on the closing price of our common stock on the NYSE of $52.80 on December 30, 2005, of unexercised “in the money” stock options held by each of the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
	Shares		Unexercised Options at		Options at
	Acquired on	Value	Fiscal Year-End (#)		Fiscal Year-End ($)
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William G. Hargett	—	$—	69,580	169,940	$1,526,516	$2,424,425
Steven L. Mueller	—	$—	58,320	57,980	$1,221,932	$783,872
James F. Westmoreland	32,416	$878,347	12,920	33,683	$279,594	$532,697
Roger B. Rice	—	$—	15,180	42,740	$299,398	$649,993
Jeffrey B. Sherrick (2)	—	$—	—	29,000	$—	$—
John H. Karnes (3)	78,900	$1,771,748	22,000	—	$—	$—

(1)	The value realized upon the exercise of a stock option is equal to the difference between the market price on the date of exercise and grant price of the stock option.

(2)	None of Mr. Sherrick’s unexercised options were in-the-money at fiscal year-end.

(3)	Effective December 8, 2005, Mr. Karnes resigned as Senior Vice President and Chief Financial Officer. All restricted stock and stock options held by Mr. Karnes became vested and fully exercisable effective December 8, 2005 pursuant to the terms of his separation agreement. None of Mr. Karnes’ unexercised options were in-the-money at fiscal year-end.

PERFORMANCE GRAPH
     The following performance graph compares the performance of our common stock to the S&P 500 Index and to a peer group. This peer group (new peer group) includes other independent oil and gas exploration and production companies with a similar mix of offshore and onshore operations and is composed of Cabot Oil & Gas, Cimarex Energy, Forest Oil Corp., Newfield Exploration Company, Noble Energy Inc., Plains Exploration, Pogo Producing Company, Southwestern Energy, Stone Energy and XTO Energy Inc. The peer group for 2004 (old peer group) consisted of Cabot Oil & Gas Corp., Forest Oil, Corp., Newfield Exploration Company, Pogo Producing Company, Southwest Energy Company, Stone Energy Corp. and XTO Energy Inc. The index of peer group companies is weighted according to the respective market capitalization of its component companies as of December 31, 2005. The graph covers the period from December 31, 2000 to December 31, 2005. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 2000 and that all dividends were reinvested.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE HOUSTON EXPLORATION COMPANY, THE S & P 500 INDEX,
NEW PEER GROUP AND THE OLD PEER GROUP

*	$100 invested on 12/31/00 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

	December 31,(1)
	2000	2001	2002	2003	2004	2005

The Houston Exploration Company	$100.00	$88.08	$80.26	$95.79	$147.70	$138.49
S & P 500	$100.00	$88.12	$68.64	$88.33	$97.94	$102.75
New Peer Group	$100.00	$79.72	$91.27	$121.84	$167.96	$259.78
Old Peer Group	$100.00	$80.50	$93.60	$125.60	$170.85	$275.98

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

(1)	Assumes reinvestment of dividends.
     The above stock price performance comparison is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this graph by reference, and is not otherwise deemed filed under these Acts.
     Our stock performance may not continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to future stock performance.

EQUITY COMPENSATION PLAN INFORMATION
     The information in the following table is presented as of December 31, 2005 with respect to the shares of our common stock that may be issued upon exercise of stock options and restricted stock units granted under equity compensation plans that have been approved by our stockholders (the 1996 Stock Option Plan, the Amended and Restated 2002 Long-Term Incentive Plan and the 2004 LTIP) and under equity compensation plans that have not been approved by our stockholders (the 1999 Non-Qualified Stock Option Plan). We have not issued any warrants or rights to acquire equity securities of the Company.

	Number of securities
	to be issued upon
	exercise of		Weighted averaged
	outstanding options,		exercise price of	Number of securities
	warrants and		outstanding options,	remaining available
Plan Category	rights(1)		warrants and rights	for future issuance(2)

Equity compensation plans approved by shareholders	1,480,998		$41.59	695,986
Equity compensation plans not approved by shareholders	215,612	(3)	$27.94	—

Total	1,696,610		$39.85	695,986	(4)

(1)	Does not include (i) 52,501 outstanding restricted stock units awarded to Company employees in 2005 that vest over the next three years or (ii) restricted stock awarded to the Company’s non-employee directors, and executive officers.

(2)	Upon approval of the 2004 LTIP, existing ungranted shares from the 1996 Stock Option Plan, the 1999 Non-Qualified Stock Option Plan and the Amended and Restated 2002 Long-Term Incentive Plan were cancelled. All outstanding awards under those prior plans will remain outstanding in accordance with their terms.

(3)	Includes options granted under our 1999 Non-Qualified Stock Option Plan.

(4)	Also accounts for (i) 52,501 outstanding restricted stock units awarded to Company employees in 2005 that vest over the next three years, and (ii) restricted stock awarded to the Company’s non-employee directors and executive officers.
Amended and Restated 2004 Long-Term Incentive Plan
     On June 3, 2004, The Houston Exploration Company’s stockholders approved the 2004 LTIP for our non-employee directors and employees, consultants and advisors of our Company and our affiliates. The Compensation and Management Development Committee administers the 2004 LTIP and, in its discretion, may grant awards to those employees and consultants and advisors of the Company or its affiliates as it may from time to time determine, subject to the terms of the plan. Awards under the 2004 LTIP may consist of stock options, stock appreciation rights, performance stock, performance units, restricted stock and/or restricted stock units.
     On January 31, 2006, our Board of Directors approved certain amendments to the 2004 LTIP with respect to equity compensation of non-employee directors. Prior to these amendments, commencing on September 20, 2004, each non-employee director of the Company received an automatic grant on September 20th of each year of (i) nonqualified stock options to purchase 2,000 shares of the Company’s common stock and (ii) 2,000 shares of the Company’s restricted stock. Under the 2004 LTIP as amended, non-employee directors will no longer be eligible to receive grants of nonqualified stock options. However, non-employee directors will continue to receive automatic grants of restricted stock each year, except that such grants will be made as of the date of the Company’s Annual Meeting of Stockholders and the number of shares received by each non-employee director will be calculated by dividing $100,000 by the closing price of the Company’s common stock on the date of grant. Beginning with the awards to be made in 2006, the 2004 LTIP, as amended, shortens the vesting period for restricted stock granted to non-employee directors from five years to three years following the date of grant.
     At December 31, 2005, a total of 695,986 shares remained available for grant under the 2004 LTIP. We may adjust options issued under the 2004 LTIP in the event of stock splits and other corporate events. In addition, we may appropriately adjust the exercise price for options in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like.

Plans Not Approved by Our Stockholders:
1999 Non-Qualified Stock Option Plan
     On October 26, 1999, our Board of Directors adopted the 1999 Non-Qualified Stock Option Plan (the “1999 Plan”) for employees (excluding executive officers), non-employee directors, consultants and advisors of our Company and any of our affiliates. Upon adoption of the 2004 LTIP by stockholders, any remaining ungranted shares under the 1999 Plan were cancelled. With respect to non-employee directors only, the 1999 Plan amended and succeeded the 1996 Plan (under which no more options may be granted to non-employee directors). The 1999 Plan is administered by the Compensation and Management Development Committee, which at its discretion, granted awards to eligible individuals with the exception of non-employee directors who received automatic grants under the 1999 Plan. The options granted under the 1999 Plan were all non-qualified, expire 10 years from date of grant and vested immediately for non-employee directors and in one-fifth increments on each of the first five anniversaries of the grant for other eligible individuals. The Board may adjust options issued under the 1999 Plan in the event of stock splits and other corporate events. In addition, the Board may appropriately adjust the exercise price for options in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like.
     This description of the 1999 Plan is being made pursuant to Regulation S-K, §229.201(d) which requires that the material features of each compensation plan under which equity securities of the registrant are authorized for issuance that was adopted without the approval of security holders be described. For a description of all stock option plans adopted by the Company, please see Note 4 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2005.
RELATED PARTY TRANSACTIONS
     John U. Clarke serves as Chairman and Chief Executive Officer of NATCO Group, a publicly traded oil field services and equipment company. During 2005, 2004 and 2003. we purchased services and supplies from NATCO of approximately $1.3 million, $0.9 million and $1.1 million, respectively. Because these amounts are significantly less that the 2% threshold prescribed by NYSE standards and our Board of Directors’ Standards of Independence. Mr. Clarke meets all requirements of the NYSE to be considered an independent director of our Company.
TRANSACTIONS BETWEEN THE COMPANY AND MANAGEMENT
Overriding Royalty Interests Held by Key Employees and Certain Executive Officers
     Prior to our initial public offering in September 1996, we were party to an employment agreement with our former President and Chief Executive Officer. Under this employment agreement, we assigned to key employees designated by the former President and Chief Executive Officer overriding royalty interests in specified properties of the Company. Assignments were made at the time we acquired the properties. No assignments were made subsequent to 1995; however, due to the nature of an overriding royalty interest, any employees who received assignments will continue to receive payments pursuant to their overriding interest until production from the related property ends. Mr. Westmoreland was included in assignments made to key employees.
Amended and Restated Employment Agreements
     We entered into an amended and restated employment agreement with Mr. Hargett, our President and Chief Executive Officer, effective February 8, 2005. Under this agreement, Mr. Hargett currently is entitled to an annual base salary of $525,000 (pursuant to a recent increase by the Compensation and Management Development Committee of our Board of Directors as part of its annual review) and an annual incentive bonus equal to 85% of his annual earned salary (which the Board recently increased from 70% of his annual earned salary) based on achievement of performance goals established each year by the Compensation and Management Development Committee. The agreement also provides for an automobile allowance of $700 per month for Mr. Hargett and reimbursement of certain business expenses. The agreement is for a rolling term of three years, which automatically renews for a new three-year period each year on each anniversary of the effective date unless we or Mr. Hargett provide notice of termination at least 90 days prior to the end of the applicable term.

     Like our prior employment agreement with Mr. Hargett, the amended and restated employment agreement provides that if we terminate Mr. Hargett without “cause” (as defined in the employment agreement), or if he terminates his employment with the Company for “good reason” (as defined in the agreement, which includes, among other things, the occurrence of certain events following a change of control of the Company), we are obligated to pay Mr. Hargett a lump-sum severance payment equal to 2.99 times his then current annual rate of total compensation, and to continue certain welfare benefits. “Total Compensation” is defined to include salary, targeted bonus (calculated as though the performance goals had been met) and car allowance. Based on his current compensation, Mr. Hargett would receive approximately $2.9 million in such instance. In addition, in the event Mr. Hargett’s employment is terminated by us without cause or upon death or disability, or by him for good reason, all unvested options, restricted stock and similar deferred compensation automatically shall vest and any other conditions to such awards shall be deemed satisfied.
     By entering into the amended and restated employment agreement, Mr. Hargett waived a number of rights under his prior employment agreement with us, including, among others, the right to receive a significant transaction bonus upon certain corporate transactions, the right to receive severance following a change of control of the Company absent actual termination or “good reason,” and the right to guaranteed annual stock option grants and incentive compensation bonuses, which matters will now be left to the discretion of the Compensation and Management Development Committee. Our amended and restated agreement with Mr. Hargett also contains expanded non-competition provisions. In consideration of Mr. Hargett’s entering into the amended and restated agreement and conceding these benefits, we agreed to pay Mr. Hargett a one-time, lump sum payment of $4,220,043.
     We also amended and restated our employment agreements with each of Messrs. Mueller, Karnes, Westmoreland and Rice, effective February 8, 2005. Under the terms of these agreements, these individuals received annual base salaries of $300,000, $295,000, $246,000, and $240,000, respectively, subject to annual review by our Compensation and Management Development Committee and approval by our Board of Directors. We also entered into new employment agreements with Ms. Hresko, effective February 8, 2005; with Mr. Bergeron on March 10, 2005; with Mr. Sherrick on April 13, 2005; and Mr. Ray on January 18, 2006. Under the terms of these agreements, these individuals received annual base salaries of, $215,000 for Ms. Hresko and Mr. Bergeron, $275,000 for Mr. Sherrick; and $315,000 for Mr. Ray, each subject to annual review by our Compensation and Management Development Committee and approval by our Board of Directors. On October 25, 2005 our Board of Directors, upon recommendation by the Compensation Committee, approved the following new annual salaries for Messrs. Mueller, Karnes, Sherrick, Westmoreland and Rice of $350,000, $310, 000, $289,000, $256,000 and $252,000, respectively, and $226,000 for each of Ms. Hresko and Mr. Bergeron. Also under these agreements, Mr. Mueller is entitled to an annual incentive bonus equal to 65% of his respective annual earned salary, and each of Messrs. Ray, Sherrick, Westmoreland, Rice and Ms. Hresko and Mr. Bergeron are entitled to an annual incentive bonus equal to 55% of his or her respective annual earned salary if achievements of certain performance goals established by the Compensation and Management Development Committee are met, plus an automobile allowance of $700 per month and reimbursement of certain business expenses. Like our agreement with Mr. Hargett, each of these employment agreements is for a rolling term of three years, which automatically renews for a new three-year period each year on each anniversary of the effective date unless we or the executive gives notice of termination at least 90 days prior to the end of the applicable term. In addition, we may terminate any employment agreement for cause without financial obligation (other than payment of any accrued obligations). Each executive may terminate his or her employment agreement at any time for any reason upon at least 30 days’ prior written notice.
     As with Mr. Hargett, by entering into the amended and restated employment agreements with Messrs. Mueller, Westmoreland and Rice, these executives have foregone their right to receive severance following a change of control of the Company absent actual termination or the existence of good reason, as well as their right to guaranteed annual stock option grants and incentive compensation bonuses, and agreed to expanded non-competition and enforcement provisions. In consideration for entering into the amended and restated employment agreements and foregoing such rights, in February 2005, we paid Mr. Mueller $353,866 in cash and granted him 6,553 shares of restricted stock; granted to Mr. Karnes 12,892 shares of restricted stock; paid Mr. Westmoreland, $291,300 in cash and granted him 5,394 shares of restricted stock; and paid Mr. Rice, $284,349 in cash and granted him 5,266 shares of restricted stock. The restricted stock will vest over a period of five years in accordance with the terms of the amended and restated employment agreements and the terms of the 2004 LTIP at that time.
     If we terminate any one of these executives without “cause” (as defined in their employment agreements) or if the executive terminates his or her employment with the company for “good reason” (as defined in the employment agreements, including the occurrence of certain events following a change in control of the Company), we are obligated to pay the executive a lump-sum severance payment of 2.99 times his or her then current annual rate of total compensation, which is defined to include salary, targeted bonus (calculated as though the applicable performance goals had been met) and car allowance, and to continue certain welfare benefits. Based on their current compensation, if this occurred, Mr. Mueller would receive approximately $1.8 million, Mr. Ray would receive approximately $1.5 million, Mr. Sherrick would receive approximately $1.3, million, Mr. Westmoreland and Mr. Rice would receive approximately $1.2 million and Ms. Hresko and Mr. Bergeron would receive approximately $1.1 million. In addition, all unvested options, restricted stock and similar deferred compensation automatically would vest and any other conditions to such awards would be deemed satisfied.
     The agreements further provide that if any payments made to the executives, whether or not under the applicable agreement, would result in an excise tax being imposed on the executives under Section 4999 of the Internal Revenue Code, we will make each of the executives “whole” on a net after-tax basis.
     We entered into a Separation Agreement and General Release effective December 8, 2005 with John H. Karnes, who resigned as our Senior Vice President and Chief Financial Officer. The separation agreement provides for full settlement of any compensation and benefits to which Mr. Karnes would otherwise be entitled under his Amended and Restated Employment Agreement dated February 8, 2005, which is now terminated (other than with respect to certain provisions relating to confidentiality and tax indemnity). Pursuant to the separation agreement, Mr. Karnes received his accrued salary, a lump-sum cash severance payment of $1.46 million (2.99 times his annual rate of total compensation at the time of his resignation) and a bonus of $130,000 for 2005, and will continue to receive certain welfare benefits. All of Mr. Karnes’ restricted stock, stock options and deferred compensation also became fully vested.
Change of Control Plan
     In 1999, our Board of Directors established the Change of Control Plan pursuant to which, upon a change of control (as defined in the plan), all employees, including executive officers, are entitled to receive “stay-on” bonuses in the amount of 125% of the employee’s regular target bonus percentage. One-half of this bonus will be paid on or as soon as reasonably practical following the date of the change of control and the remaining one-half will be paid 60 days later (or the date of termination, if earlier). As a result, based on their current compensation, Messrs. Hargett, Mueller, Ray, Sherrick, Westmoreland, Rice, Ms. Hresko and Mr. Bergeron would receive approximately $558,000, $284,000, $217,000, $199,000, $176,000, $173,000, $155,00 and $155,000, respectively. In addition, a change of control would cause all stock options, restricted stock, phantom stock and other employee benefits to become fully vested.
     Further, if we or our successor in a change of control terminates employees, other than executive officers, within one year of the change of control other than for cause, as defined in the Change of Control Plan, or our employees suffer a significant adverse change in employment, a reduction in salary or job relocation of more than 30 miles, these employees will be entitled to severance benefits in the form of a lump sum payment calculated pursuant to a formula based upon each employee’s base salary and years of service. The calculation of lump sum payments for executive officers is stated in their respective employment agreements.
     In general, a “change of control” is deemed to occur if either:
•	a person, entity or group other than us acquires 20% or more of the combined voting power of our then outstanding voting securities;

•	a reorganization, merger, consolidation or liquidation is approved; or

•	the individuals constituting our Board of Directors on October 26, 1999 cease to constitute a majority of our Board of Directors unless the election of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.
401(k) Plan
     We maintain a 401(k) Plan for our employees. Under the 401(k) Plan, eligible employees may elect to have us contribute on their behalf up to 12.5% of their compensation on a before tax basis in accordance with the limitations imposed under the Internal Revenue Code. We match 100% of each employee’s deferrals in accordance with the limitations imposed by the 401(k) Plan and the Internal Revenue Code. The cash amounts contributed under the 401(k) Plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. An employee’s salary deferral contributions under the 401(k) Plan are 100% vested. Our matching contributions vest at the rate of 20% per year of service. Participants are entitled to payment of their vested account balances upon termination of employment.

Deferred Compensation Plan
     In November 2002, our Board of Directors adopted a deferred compensation plan for the benefit of our employees. The plan is intended to supplement our 401(k) Plan by allowing highly compensated employees to save on a tax deferred basis a portion of their eligible compensation subject to limitations imposed by the plan. Under the terms of the plan, employees who have made the maximum allowable contribution to their 401(k) accounts for any year ($14,000, $13,000 and $12,000 per year, respectively, for 2005, 2004 and 2003, with an additional one-time contribution of $4,000 in 2005, $3,000 in 2004 and $2,000 in 2003 for employees 50 years of age or older) may elect to defer an additional portion of their compensation into the deferred compensation plan. We match 100% of each employee’s deferral up to an aggregate contribution of 12.5% under both the 401(k) plan and the deferred compensation plan. Employer contributions vest 20% per year and become fully vested after a five-year period. All cash contributions to the plan are held in trust and invested, at the direction of the employee, in various investment funds. Participants are entitled to distribution of their deferrals and the vested portion of our matching contributions at predetermined future dates or upon termination of their employment.
     On January 31, 2006, the Board of Directors of the Company amended the Company’s deferred compensation plan in order to comply with provisions added to the Internal Revenue Code by the American Jobs Creation Act of 2004.
Employee Annual Incentive Compensation Plan
     We maintain an Annual Incentive Compensation Plan that provides an annual incentive bonus to all full-time employees if certain performance goals are met during the year. The plan is administered by the Compensation and Management Development Committee which establishes annual objectives and incentive opportunity levels that are approved by the Board of Directors. Incentive awards are earned based on our actual performance in relation to pre-established objectives and on an assessment of individual contribution during the year.
Supplemental Executive Retirement Plan
     Effective January 1, 2006, we adopted a new Supplemental Executive Retirement Plan (“SERP”) to provide retirement benefits to certain management level or other highly compensated employees. The SERP is an unfunded, non-tax qualified defined benefit pension plan. Initial participation in the SERP is currently limited to our executive officers. Participants in the SERP will be entitled to a retirement benefit payable monthly for life. The annual amount of this retirement benefit is equal to 2.5% times final average compensation, times years of service with the Company (not to exceed 20 years), reduced by an annuity based on a hypothetical account that is credited with 6% of the participant’s compensation during each year of employment and investment returns as defined in the plan (“offset”). Participants are fully vested in their benefits after five years of plan participation or age 65, whichever is earlier. If a vested participant retires prior to age 65, then the monthly retirement benefit as described above (before reduction for the offset) will be reduced by 5% for each year that retirement precedes age 65. In the event a participant is terminated for cause, all benefits under the SERP will be forfeited. All benefits become fully vested upon a change of control (as defined in the plan) and may become payable in a lump-sum if a participant’s employment is terminated by us without cause or the participant resigns for good reason within two years following a change of control.

     The following table shows the annual retirement benefit payable pursuant to the SERP, before reduction for the offset. The amounts shown assume an age 65 retirement date and are computed as a straight life annuity.

Final Average	Years of Service(2)
Compensation(1)	5	10	15	20 or more

$400,000	$50,000	$100,000	$150,000	$200,000
500,000	62,500	125,000	187,500	250,000
600,000	75,000	150,000	225,000	300,000
800,000	100,000	200,000	300,000	400,000
1,000,000	125,000	250,000	375,000	500,000
1,200,000	150,000	300,000	450,000	600,000
1,400,000	175,000	350,000	525,000	700,000
1,600,000	200,000	400,000	600,000	800,000
1,800,000	225,000	450,000	675,000	900,000

(1)	Final Average Compensation consists of the average of the highest three consecutive years of a participant’s base salary and annual bonus earned during the five year period preceding termination of employment. The amounts reported as “Annual Compensation” in the Summary Compensation Table of this proxy statement, excluding special bonuses, represent plan compensation.

(2)	As of December 31, 2005, the Named Executive Officers were credited with years of service as follows: Mr. Hargett – five,
Mr. Mueller – four, Mr. Rice – four, Mr. Westmoreland – 20 and Mr. Sherrick – 0. Mr. Karnes was not vested upon his resignation and will not receive any benefits under the SERP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents information as of March 9, 2006 regarding the beneficial ownership of our common stock by each person who we know to own beneficially more than five percent of the outstanding shares of common stock, each director, our Named Executive Officers and all Directors and all executive officers as a group. Unless otherwise indicated, each person shown below has the sole power to vote and the sole power to dispose of the shares of common stock listed as beneficially owned.

	Number of Shares		Total Percent
	of		of
Name of Beneficial Owner	Common Stock		Common Stock(1)

FMR Corp.(2)	3,583,900	(3)	12.3%
82 Devonshire Street Boston, MA 02109

EARNEST Partners, LLC(4)	3,424,165	(5)	11.8%
75 Fourteenth Street, Suite 2300 Atlanta, GA 30309

Barclays Global Investors, NA.(6)	3,294,855	(7)	11.3%
45 Fremont Street San Francisco, CA 94105

JANA Partners LLC(8)	2,853,900	(9)	9.8%
200 Park Avenue, Suite 3300 New York, NY 10166

William G. Hargett	120,247	(10)	*
David G. Elkins	30,000	(11)	*
Robert B. Catell	29,000	(12)	*
Donald C. Vaughn	29,000	(13)	*
Harold R. Logan, Jr.	19,000	(14)	*
John U. Clarke	15,000	(15)	*
Stephen W. McKessy	12,000	(16)	*
Thomas A. McKeever	4,000	(17)	*
Steven L. Mueller	74,873	(18)	*
Roger B. Rice	29,246	(19)	*
James F. Westmoreland	26,837	(20)	*
Jeffrey B. Sherrick	17,775	(21)	*
Robert T. Ray	7,500	(22)	*
John H. Karnes(23)	10,300	(24)	*
All directors and executive officers as a group (15 persons)	433,079	(25)	1.5%

*	Less than 1%.

(1)	Based upon 29,071,130 shares outstanding as of March 9, 2006.

(2)	Based on Schedule 13G/A filed on February 14, 2006 by FMR Corp. (“FMR”) on behalf of itself and its affiliates, Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR, Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR, Edward C. Johnson 3d, chairman and a significant stockholder of FMR, Abigail Johnson, a director and significant stockholder of FMR, certain other members of the Johnson family who are party to a voting agreement with respect to shares of FMR, and Fidelity International Limited (“Fidelity International”) and certain of its foreign-based subsidiaries.

(3)	Includes 3,279,600 shares beneficially owned by Fidelity as to which Fidelity, together with FMR, and Mr. Johnson through their control of Fidelity have sole dispositive power; 68,100 shares beneficially owned by FMTC as to which FMTC, together with FMR and Mr. Johnson, through their control of FMTC, have sole dispositive power; and 36,200 shares beneficially owned by Fidelity International. The voting of all of these shares is directed by the funds’ Board of Trustees. FMR disclaims beneficial ownership of the shares beneficially owned by Fidelity International, and Fidelity International disclaims beneficial ownership of the shares beneficially owned by FMR.

(4)	Based on Schedule 13G/A filed on February 7, 2006 by EARNEST Partners, LLC (“EARNEST”).

(5)	Includes 1,158,247 shares as to which EARNEST has sole voting power. EARNEST has sole dispositive power over all of the shares listed as beneficially owned by it.

(6)	Based on Schedule 13G filed on January 26, 2006 by Barclays Global Investors, NA on behalf of itself and its affiliates, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors Japan Trust and Banking Company Limited.

(7)	Includes 2,698398 shares as to which Barclays Global Investors, NA has sole voting power and 2,941,614 shares as to which it has sole dispositive power; 353,241 shares as to which Barclays Global Fund Advisors has sole voting and dispositive power. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(8)	Based on Schedule 13D filed on February 21, 2006 by JANA Partners LLC.

(9)	Includes (i) 866,900 shares beneficially owned outright, (ii) 1,837,000 shares issuable upon the exercise of call options with an exercise price of $30.00 per share, (iii) 100,000 shares issuable upon the exercise of call options with an exercise price of $50.00 per share and (iii) 50,000 shares issuable upon the exercise of call options with an exercise price of $55.00 per share.

(10)	Includes options to acquire 83,580 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 30,000 shares of restricted stock subject to transfer restrictions expiring as follows: 17,000 shares in 2008; 13,000 shares in 2009.

(11)	Includes options to acquire 19,000 shares of common stock that are currently vested. Also includes 6,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009; and 2,000 in 2010.

(12)	Includes options to acquire 21,000 shares of common stock that are currently vested. Also includes 4,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; and 2,000 in 2010.

(13)	Includes options to acquire 23,000 shares of common stock that are currently vested. Also includes 6,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009; and 2,000 in 2010.

(14)	Includes options to acquire 11,000 shares of common stock that are currently vested. Also includes 6,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009; and 2,000 in 2010.

(15)	Includes options to acquire 6,000 shares of common stock that are currently vested. Also includes 6,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009; and 2,000 in 2010.

(16)	Includes options to acquire 6,000 shares of common stock that are currently vested. Also includes 6,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009; and 2,000 in 2010.

(17)	Includes options to acquire 2,000 shares of common stock that are currently vested. Also includes 2,000 shares of restricted stock with restrictions that expires in 2010.

(18)	Includes options to acquire 58,320 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 16,553 shares of restricted stock subject to transfer restrictions expiring as follows: 6,000 shares in 2008; 4,000 shares in 2009; and 6,553 shares in 2010.

(19)	Includes options to acquire 17,980 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 11,266 shares of restricted stock subject to transfer restrictions expiring as follows: 3,000 shares in 2008; 3,000 shares in 2009; and 5,266 shares in 2010.

(20)	Includes options to acquire 17,243 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 9,394 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009; and 5,394 shares in 2010.

(21)	Includes (i) options to acquire 4,000 shares of common stock that are currently vested or vest within 60 days of the date hereof (ii) 275 shares owned in a custodial account for Mr. Sherrick’s son, (iii) 11,500 shares of restricted stock subject to transfer restrictions expiring as follows: 4,000 shares in 2008 and 7,500 shares in 2010.

(22)	Includes 7,500 shares of restricted stock subject to transfer restrictions expiring in 2008.

(23)	Effective December 8, 2005, Mr. Karnes resigned as Senior Vice President and Chief Financial Officer. All restricted stock and stock options held by Mr. Karnes became vested and fully exercisable effective December 8, 2005 pursuant to the terms of his separation agreement.

(24)	Includes options to acquire 10,300 shares of common stock that are currently vested or vest within 60 days of the date hereof.

(25)	Includes (i) 14,601 options which were granted to a additional executive officers not named in the preceding table (Hresko and Bergeron) that are currently vested or vest within 60 days hereof and (ii) 4,000 shares of restricted stock with restrictions that expire in 2008 (Hresko and Bergeron).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of common stock on Forms 3, 4, and 5 with the SEC and the NYSE. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of any forms that they file. The Company assists its directors and executive officers in complying with these requirements and is required to disclose in this Proxy Statement the failure to file these reports on behalf of any reporting person when due.
     Based on the Company’s review of such reports, the Company believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2005, except for the following late filings: (1) due to an administrative oversight, a Form 3 for Mr. Bergeron with respect to a grant of options to purchase shares of the Company’s common stock and an award of restricted stock related to his appointment as Vice President and General Manager, Offshore Division in March 2005, and (2) a Form 4 for Mr. Sherrick with respect to the purchase of 275 shares for the custodial account of one of his sons on November 18, 2005.
PROPOSAL OF STOCKHOLDERS
     Under Rule 14a-8 of the Exchange Act, stockholder’s proposals may be eligible for inclusion in our 2007 Proxy Statement. We must receive any stockholder’s proposal intended to be presented at the 2007 Annual Meeting at our principal executive offices no later than November 17, 2006, if the proposal is to be considered for inclusion in our Proxy Statement relating to the 2007 Annual Meeting. In addition, in order for a matter proposed by a stockholder to be considered at the 2007 Annual Meeting, it must be made timely. To be made timely, a stockholder must give notice in accordance with the Restated Bylaws between December 17, 2006 and January 16, 2007. Nominations for election of directors by stockholders must be received by the Corporate Secretary at our principal executive office between December 17, 2006 and January 16, 2007 to be properly nominated before the 2007 Annual Meeting, although we are not required to include such nominees in our Proxy Statement.
     In accordance with our Restated Bylaws, however, if the date of the 2007 Annual Meeting of Stockholders is changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the stockholder notice must be received by us not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.
     In addition, in the event a stockholder proposal is not submitted to us prior to January 16, 2007, the proxy to be solicited will authorize the proxies to vote the shares in accordance with their best judgment and discretion if a proposal is presented at the meeting without any discussion of the proposal in the proxy statement for such meeting.
FINANCIAL INFORMATION
A copy of our Annual Report on Form 10-K, including the financial statements and any schedules and exhibits thereto, may be obtained without charge by written request to Karol L. Adams, Corporate Secretary, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, Texas 77002.

By Order of the Board of Directors,

/s/ Karol L. Adams

Karol L. Adams
Corporate Secretary
March 17, 2006
Houston, Texas

APPENDIX A
THE HOUSTON EXPLORATION COMPANY
Board of Directors’ Standards of Independence
     The Board of Directors of The Houston Exploration Company has adopted the following standards for determining the independence of its members. Independence determinations are made both in accordance with applicable laws and New York Stock Exchange rules as well as for purposes of the Company’s Corporate Governance Guidelines, which state that the Company should strive to maintain a substantial independent and diverse viewpoint among members of its Board of Directors.
Members of the Board who fail any of the standards set forth below shall presumptively be deemed not independent. The presumption that any director is not independent may be overcome by the vote of a majority of the Board if, based on the totality of the facts and circumstances, the Board determines that the affected director’s relationship does not violate any applicable law or New York Stock Exchange rule and is not in fact material notwithstanding its reference in these standards.
     Members of the Board of Directors who meet all of the following standards shall be deemed to be independent for all purposes under applicable law and New York Stock Exchange rules.
•	Neither the director nor any immediate family member is or has in the past three years been an employee of the Company.

•	Neither the director nor any immediate family member receives or has received during the past three years any compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Neither the director nor any immediate family member is now or has during the past three years been employed by or affiliated with a present or former internal or external auditor of the Company.

•	Neither the director nor any immediate family member is or has during the past three years been employed as an executive officer by a company on whose board of directors an executive officer of the Company serves.

•	The director is not now, nor during the past three years has been an executive officer or an employee of any company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, nor has any immediate family member been an executive officer of such other company during such period.

•	Neither the director nor any immediate family member is now or has during the past three years been in a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), which material relationship can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.
* * *

A-1

APPENDIX B
THE HOUSTON EXPLORATION COMPANY
Qualifications for Nominations to the Board of Directors
     The following principles enunciate the general personal and professional characteristics that the Nominating and Governance Committee deems most relevant in assessing any candidate’s qualifications for nomination to the Board of Directors. Candidates must satisfy all mandatory qualifications set forth below in order to be considered for nomination to the Board. The Committee will discern between candidates based upon the discretionary qualifications set forth below in light of such facts and circumstances as the Committee deems relevant, including the following:
•	The size, composition and diversity of the Board

•	The number and qualifications of other candidates

•	The need for continuity on the Board

•	The relevance of the candidate’s background and experience to the issues facing the Board and the Company during the coming year
     Nominations for election to the Board are made in the sole discretion of the Committee and are final for the election year involved.
   Qualified candidates for nomination to the Board must:
•	Embody the highest personal and professional ethical character and espouse the values of The Houston Exploration Company.

•	Fully comprehend the role of a director on the board of directors of a public company and the fiduciary obligations owed to the Company and its shareholders.

•	Enjoy a reputation for prominence, leadership, stewardship and the exercise of sound and responsible judgment in his or her personal and professional affairs.

•	Commit the substantial time and effort required to adequately perform the obligations of a director of a New York Stock Exchange company.

•	Offer the prospect of a reasonable tenure on the Board in accordance with the Board’s mandatory retirement age of 75, generally at least five years from the date of initial election to the Board.
   Qualified candidates for nomination to the Board generally should:
•	Have significant experience as a director or a senior most executive officer (e.g, chief executive officer, chief operating officer, chief financial officer, or similar position) within an organization of comparable size and complexity.

•	Have substantial substantive understanding of issues pertaining to the exploration and production segment of the oil and gas industry, a relevant energy-related industry (e.g., oil field services, transportation, marketing, or distribution), or an otherwise complimentary or helpful industry or profession (e.g., accounting, investment banking, or human resources management).

•	Contribute to a substantial independent and diverse viewpoint on the Board, unbiased toward any particular constituency and able to effectively represent all shareowners.
* * *

B-1

PROXY
THE HOUSTON EXPLORATION COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
Annual Meeting — April 28, 2006
     The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints KAROL L. ADAMS and STEVEN L. MUELLER, and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held at 10:00 a.m. on April 28, 2006 at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, or at any adjournment thereof, on all matters properly coming before said meeting, all shares of THE HOUSTON EXPLORATION COMPANY which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) AND (2). IN ADDITION, KAROL L. ADAMS, AND STEVEN L. MUELLER, AS PROXIES, ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
You are encouraged to specify your choices by marking the appropriate boxes above, but you do not need to mark any boxes if you wish to vote in accordance with our Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.
(Continued and to be dated and signed on the reverse side.)

To change your address, please mark this box. ☐	THE HOUSTON EXPLORATION COMPANY PO BOX 11370 NEW YORK, NY 10203-0370
To include any comments, please mark this box. ☐

☒ Please mark your votes as in this example

1.	Election of Directors; Nominees: Robert B. Catell, John U. Clarke, David G. Elkins, William G. Hargett, Harold R. Logan, Jr., Thomas A. McKeever, Stephen W. McKessy and Donald C. Vaughn.	FOR (to vote for all nominees) ☐	WITHHOLD AUTHORITY ☐	*EXCEPTIONS ☐

(INSTRUCTIONS : To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

2.	Ratification and approval of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In the discretion of the proxies, Karol L. Adams and Steven L. Mueller, upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals (1) and (2). In addition, KAROL L. ADAMS and STEVEN L. MUELLER, as proxies, are authorized to vote in their discretion on any other matters that may properly come before the meeting.
You are encouraged to specify your choices by marking the appropriate boxes above, but you do not need to mark any boxes if you wish to vote in accordance with our Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign, date and return this card.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)	DATE
Note: Executors, administrators, trustees, etc., please give your full title. If a corporation, please sign full corporate name by duly authorized officer. Joint owners should each sign personally.